UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   GOODWIN, JR., WILLIAM H
   C C A INDUSTRIES
   901 EAST CARY STREET  SUITE   1400
   RICHMOND, VA  23219
   USA
2. Issuer Name and Ticker or Trading Symbol
   BASSETT FURNITURE INDUSTRIES, INC
   BSET
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   NOVEMBER 30, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                             |      |    |                  |   |           |3399               |D     |                           |
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COMMON STOCK                 |10-17-|P   |600               |A  |22.00      |3000               |I     |HUNTER-SON                 |
                             |96    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |10-17-|P   |600               |A  |22.00      |3000               |I     |MOLLY-DAUGHTER             |
                             |96    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |10-17-|P   |600               |A  |22.00      |3000               |I     |CUST FOR SARAH             |
                             |96    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |10-17-|P   |600               |A  |22.00      |3000               |I     |CUST FOR PETE              |
                             |96    |    |                  |   |           |                   |      |                           |
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COMMON STOCK                 |10-17-|P   |600               |A  |22.00      |3000               |I     |MATTHEW-SON                |
                             |96    |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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*OPTION (RIGHT TO BUY)  |27.75   |     |    |           |   |10-01|3-31-|COMMON      |500    |       |500         |D  |            |
                        |        |     |    |           |   |-94  |2004 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)  |26.50   |     |    |           |   |10-03|4-02-|COMMON      |500    |       |500         |D  |            |
                        |        |     |    |           |   |-95  |2005 |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)  |25.75   |     |    |           |   |10-02|4-02-|COMMON      |500    |       |500         |D  |            |
                        |        |     |    |           |   |-96  |2006 |            |       |       |            |   |            |
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Explanation of Responses:
*GRANTED UNDER THE 1993 STOCK PLAN OF NON-EMPLOYEE
DIRECTORS
SIGNATURE OF REPORTING PERSON
WILLIAM H. GOODWIN, JR.
DATE
12-09-96